EXHIBIT 99.1




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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                  CONTACT:  Samuel D. Horgan, CFO

                                                 Michael H. Savage
                                                 Investor Relations Director
                                                 (301) 486-2323/msavage@oaot.com


                         OAO TECHNOLOGY SOLUTIONS , INC.
                   COMPLETES ACQUISITION OF OAO SERVICES, INC.


Greenbelt, MD, July 24, 1998 -- OAO Technology Solutions, Inc. (NASDAQ - OAOT) (the "Company"), a leading Information Technology (IT) solutions and professional services company, today announced it has completed its acquisition of OAO Services, Inc.("Services"). The purchase, a cash transaction, is expected to be accretive to earnings. Furthermore, a significant portion of the potential purchase price is contingent on future earnings of the Company. With this acquisition, proforma 1997 annual sales would have been approximately $140 million, compared with $84 million for the Company alone.

OAO Services, Inc. is a nationwide provider of IT staffing augmentation services with annual revenues of approximately $60 million, and is dedicated to providing technically skilled personnel on a contract basis to major technology providers nationwide. In addition to serving as a National Technical Services (NTS) supplier to IBM and IBM Global Services, OAO Services also provides national Customer Support Center (Help Desk) services for IBM Global Services, as well as serving as a national supplier of Year 2000 (Y2K) personnel sources to IBM.

"With the addition of more than 800 OAO Services IT professionals to our services offerings, we now have a staff of almost 2,000 highly skilled IT professionals serving our clients' needs," stated Greg Pratt, OAO Technology Solutions' CEO. "Additionally," he continued, "This acquisition gives us a national presence in the rapidly growing IT staffing augmentation environment. This area is closely aligned with our core outsourcing business, and is expected to provide us with the opportunity for improved margins and higher sales. Furthermore, this complementary acquisition will help support our penetration into existing market segments; will provide expanded in-house capabilities in executing certain projects; and will strategically benefit the Company in its on-going diversification strategy."

OAO Technology Solutions provides clients with a wide range of IT solutions and professional services, including systems and software engineering; the operation of large-scale megaplexes and networks; distributed systems management; applications development and maintenance; staffing augmentation services; enterprise resource planning, integration, implementation and training services; as well as state-of-the-art software systems for the managed care marketplace.

OAO Technology Solutions is a Safeguard Scientifics, Inc. (NYSE - SFE) partnership company. Visit us at our Web site, www.oaot.com, for more Company information and news.

                                    ** END **

SAFE HARBOR STATEMENT: This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.